                               [FORM OF TAX OPINION
                OF MULDOON, MURPHY & FAUCETTE TO BE DELIVERED AT THE
          EFFECTIVE TIME OF THE IFC MERGER PROVIDED, AND ONLY IF, CERTAIN
   CONDITIONS ARE SATISFIED AND CERTAIN REPRESENTATIONS ARE TIMELY RECEIVED.]


                                  ____________, 1997


Board of Directors
CB Bancorp, Inc.
126 East Fourth Street
Michigan City, Indiana 46360

     Re: Federal Income Tax Consequences of Merger of CB Bancorp, Inc. With and Into Pinnacle Financial Services, Inc. (the "Merger")

To the Members of the Board of Directors:

     You have requested an opinion regarding certain federal tax consequences of a proposed transaction involving the merger of CB Bancorp, Inc., a registered savings and loan holding company organized under the laws of the State of Delaware ("CB") with and into Pinnacle Financial Services, Inc. ("Pinnacle"), a registered bank holding company that is organized under the laws of the State of Michigan in accordance with the Agreement and Plan of Merger, dated as of March 1, 1997 (the "Plan of Merger").

     Under the Plan of Merger, at the Effective Time, CB shall be merged with and into Pinnacle (the "Merger") and the separate existence of CB shall cease. Pinnacle shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of Michigan. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of CB's common stock (the "CB Common Stock") issued and outstanding at the Effective Time shall be converted into the right to receive that number of shares of the common stock of Pinnacle (the "Pinnacle Common Stock") determined under the formula set out in the Plan of Merger, subject to the payment of cash in lieu of fractional shares.

     Our opinion is provided solely with respect to certain federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to Section 7.1(f) of the Plan of Merger. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Plan of Merger.

     In connection with the opinions expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Merger and the Proxy Statement, and of such corporate records of the parties to the Merger as we have

Board of Directors
_____________, 1997
DRAFT
Page 2

deemed appropriate. We have also received and relied upon, without independent verification, the representations of CB concerning CB itself as well as the transaction ("Representations"); we have received and relied upon, without independent verification, the representations of Pinnacle concerning the transaction and certain post-Merger plans ("Representations"); copies of these Representations are attached as exhibits to this letter. We have assumed that such Representations are true and that the parties to the Merger will act in accordance with the Plan of Merger. We have assumed that all daily operations of Pinnacle will be conducted in a manner wholly consistent with all Representations provided by Pinnacle. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     We will rely upon the accuracy of the Representations and the statements of facts contained in the examined documents, particularly the Plan of Merger. We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan of Merger. We have assumed that the Merger will be consummated strictly in accordance with the terms of the Plan of Merger and that the Merger will qualify as a merger under applicable law.

     The Plan of Merger and the Proxy Statement contain a detailed description of the Merger. These documents as well as the Representations to be provided by CB and Pinnacle are incorporated in this letter as part of the statement of facts.

                       LIMITATIONS ON OPINION

     The opinions expressed herein are rendered only with respect to the issues specified herein. We express no opinion with respect to any other federal, state or local tax or other legal aspect of the transaction. If any of the above referenced facts or Representations are not entirely true, correct and complete, that could cause us to change our opinion. In issuing our opinion, we are relying on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations issued thereunder which are cited herein, all such provisions are subject to change, which change can be retroactive in effect. Any such change could have an effect on the validity of our opinions. We assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

     The opinions contained herein are not binding on the Internal Revenue Service ("IRS") or any court. No assurance can be given that the IRS will not take a different view of these transactions and that view may be ultimately sustained by a court. It is our understanding that neither party to the Merger intends to request a ruling from the IRS concerning the Merger.

Board of Directors
_____________, 1997
DRAFT
Page 3

     This opinion may not be applicable to CB stockholders who received their CB Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the US.

                       FEDERAL TAX OPINION

     Based on and subject to the foregoing, the facts referenced in this opinion, the Representations referred to and attached as exhibits to this opinion, and subject to the limitations referenced herein, it is our opinion that for federal income tax purposes, under the current law:

     (1)   The Merger will constitute a tax free reorganization under
           Section 368(a)(1)(A) of the Code and Pinnacle and CB will each be a party to the reorganization;

     (2) No gain or loss will be recognized by Pinnacle or CB as a result of the Merger;

     (3) No gain or loss will be recognized by the stockholders of CB who exchange their CB Common Stock solely for Pinnacle Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Pinnacle Common Stock);

     (4) The tax basis of the Pinnacle Common Stock received by stockholders who exchanged all of their CB Common Stock solely for Pinnacle Common Stock in the Merger will be the same as the tax basis of the CB Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

     (5) The holding period of Pinnacle Common Stock received by stockholders of CB in the Merger will include the period during which the shares of CB Common Stock surrendered in exchange therefor were held; provided, such CB Common Stock was held as a capital asset by the holder of such CB Common Stock at the Effective Time.

     Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Merger as well as all the information and Representations referred to herein. Any change in the transaction could cause us to modify our opinion.

Board of Directors
_____________, 1997
DRAFT
Page 4

     We hereby consent to the filing of this form of tax opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                                Sincerely,

                        CERTIFICATE OF REPRESENTATIONS

     I, Richard L. Schanze, Chairman of the Board and Chief Executive Officer, Pinnacle Financial Services, Inc., a Michigan corporation, a registered bank holding company with its executive headquarters located in St. Joseph, Michigan ("Pinnacle" or the "Buyer"), for the purpose of obtaining an opinion of counsel to be rendered by Muldoon, Murphy & Faucette regarding certain federal tax consequences of the Merger of CB Bancorp, Inc., a Delaware corporation ("CB" or the "Company") with and into Pinnacle, with Pinnacle being the surviving corporation ("Surviving Corporation") in accordance with the Agreement and Plan of Merger, dated as of March 1, 1997 (the "Plan of Merger"), make the following representations:

     (a) The fair market value of the Pinnacle voting stock received by each shareholder of CB will approximately equal the fair market value of the CB stock surrendered in the exchange.

     (b) There is no plan or intention by the shareholders of CB who own one percent or more of the CB stock, and, to the best of the knowledge of the management of Pinnacle, there is no plan or intention on the part of the remaining CB shareholders to sell, exchange, or otherwise dispose of a number of shares of Pinnacle voting stock received in the Merger that would reduce the CB shareholders' ownership of Pinnacle voting stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of CB as of the same date. For this representation, shares of CB stock exchanged for cash in lieu of fractional shares of Pinnacle voting stock will be treated as outstanding CB stock on the date of the transaction. Moreover, shares of CB stock and shares of Pinnacle voting stock held by CB shareholders and otherwise sold, redeemed, or disposed of before or after the transaction will be considered in making this representation.

     (c) Pinnacle will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by CB immediately before the Merger. For this representation, amounts paid by CB to shareholders who receive cash or other property, amounts used by CB to pay reorganization expenses, and redemptions and distributions (except for regular, normal dividends) made by CB immediately before the Merger, will be included as assets of CB immediately before the Merger.

     (d) Except for fractional share interests, Pinnacle has no plan or intention to reacquire any of the Pinnacle voting stock issued in the Merger.

     (e) Pinnacle has no plan or intention to sell or otherwise dispose of any of the assets of CB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code.

     (f) CB will distribute any stock, securities, and other property it receives in the Merger, and its other properties, in the Merger.

     (g) The liabilities of CB assumed by Pinnacle and the liabilities to which the transferred assets of CB are subject were incurred by CB in the ordinary course of its business.

     (h) Following the Merger, Pinnacle will continue the historic business of CB or use a significant portion of CB's business assets in a business.

     (i) Pinnacle, CB, and the shareholders of CB will pay their respective expenses, if any, incurred in the transaction.

     (j) There is no intercorporate indebtedness existing between CB and Pinnacle that was issued, acquired, or will be settled at a discount.

     (k)  Neither Pinnacle nor CB are investment companies, as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

     (l) Pinnacle does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of CB.

     (m) The fair market value of the assets of CB transferred to Pinnacle in the Merger will equal or exceed the sum of the liabilities assumed by Pinnacle, if any, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (n) CB is not under the jurisdiction of a court in a Title 11 (bankruptcy) or similar case under section 368(a)(3)(A).

     (o) The payment of cash to CB shareholders in lieu of fractional shares of Pinnacle voting stock is not separately bargained for consideration and is solely for the purpose of saving Pinnacle the expense and inconvenience of issuing fractional shares. The total cash consideration that will be paid in the Merger to the CB shareholders instead of issuing fractional shares of Pinnacle voting stock will not exceed one percent of the total consideration to be issued in the Merger to CB shareholders in exchange for their shares of CB stock. The fractional share interests of each CB shareholder will be aggregated, and no CB shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of Pinnacle voting stock.

     (p) None of the compensation received by any shareholder-employees of the CB will be separate consideration for, or allocable to, any of their shares of CB stock; none of the shares of Pinnacle voting stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (q) The Merger of Company with and into Pinnacle shall be a merger under applicable law.

     (r) Pinnacle does not have any plan or intention to issue additional shares of its stock that would result in Pinnacle losing "control" (within the meaning of Section 368(c) of the Internal Revenue Code) of CB following the Merger.

     (s) In the Merger, shares of CB Common Stock representing "control" (within the meaning of section 368(c) of the Internal Revenue Code) of CB will be exchanged solely for voting stock of Pinnacle. For purposes of this representation, shares of CB Common Stock exchanged for cash or other property originating with Pinnacle will be treated as outstanding CB Common Stock on the date of the Merger.

     (t) At the time of the Merger, neither Pinnacle nor CB will have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in CB that, if exercised or converted, would affect Pinnacle's acquisition or retention of "control" (within the meaning of section 368(c) of the Internal Revenue Code) of CB immediately following the Merger.

     (u) At the Effective Time, the fair market value of the assets of CB will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which those assets are subject.


     I understand that the underlying premise of a tax-free reorganization is grounded in the continuity of both the organization itself and the shareholders' interests in the organization. Therefore, I understand that to the extent that any repurchase of the Common Stock is considered to be part of the reorganization, such repurchase could weaken continuity of interest and thus, jeopardize the tax-free status of the reorganization. I also understand that such repurchase could trigger recapture of the bad debt loss reserve.

     Additionally, I understand that any change in facts or in the execution of this transaction could cause a modification of the opinion of Muldoon, Murphy & Faucette. Since these representations are being offered in advance of the closing of this transaction, I will undertake to promptly notify Muldoon, Murphy & Faucette if we discover at any time following the date hereof that any of the above representations cease to be true, correct and/or complete.

                                        PINNACLE FINANCIAL SERVICES, INC.


__________________________          By: __________________________________
         Date                           Richard L. Schanze
                                        Chairman and Chief Executive Officer

                        CERTIFICATE OF REPRESENTATIONS

     I, Joseph F. Heffernan, Chairman of the Board, President and Chief Executive Officer, CB Bancorp, Inc., a Delaware corporation, registered as a savings and loan holding company, with its headquarters located in Michigan City, Indiana ("CB" or the "Company"), for the purpose of obtaining an opinion of counsel to be rendered by Muldoon, Murphy & Faucette regarding certain federal tax consequences of the Merger of CB with and into Pinnacle Financial Services,Inc., a Michigan corporation ("Pinnacle" or the "Buyer"), with Pinnacle being the surviving corporation ("Surviving Corporation") in accordance with the Agreement and Plan of Merger, dated as of March 1, 1997 (the "Plan of Merger"), make the following representations:

     (a) The fair market value of the Pinnacle voting stock received by each shareholder of Company will approximately equal the fair market value of the Company stock surrendered in the exchange.

     (b) There is no plan or intention by the shareholders of Company who own one percent or more of the Company stock, and, to the best of the knowledge of the management of Company, there is no plan or intention on the part of the remaining Company shareholders to sell, exchange, or otherwise dispose of a number of shares of Pinnacle voting stock received in the Merger that would reduce the Company shareholders' ownership of Pinnacle voting stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of Company as of the same date. For this representation, shares of Company stock exchanged for cash in lieu of fractional shares of Pinnacle voting stock will be treated as outstanding Company stock on the date of the transaction. Moreover, shares of Company stock and shares of Pinnacle voting stock held by Company shareholders and otherwise sold, redeemed, or disposed of before or after the transaction will be considered in making this representation.

     (c) Pinnacle will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company immediately before the Merger. For this representation, amounts paid by Company to shareholders who receive cash or other property, amounts used by Company to pay reorganization expenses, and redemptions and distributions (except for regular, normal dividends) made by Company immediately before the Merger, will be included as assets of Company immediately before the Merger.

     (d) Except for fractional share interests, Pinnacle has no plan or intention to reacquire any of the Pinnacle voting stock issued in the Merger.

     (e) Company will distribute any stock, securities, and other property it receives in the Merger, and its other properties, in the Merger.

     (f) The liabilities of Company assumed by Pinnacle and the liabilities to which the transferred assets of Company are subject were incurred by Company in the ordinary course of its business.

     (g) Pinnacle, Company, and the shareholders of Company will pay their respective expenses, if any, incurred in the transaction.

     (h) There is no intercorporate indebtedness existing between Company and Pinnacle that was issued, acquired, or will be settled at a discount.

     (i)  Company is not an investment Company, as defined in
Section 368(a)(2)(f)(iii) and (iv) of the Internal Revenue Code.

     (j) Pinnacle does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Company.

     (k) The fair market value of the assets of Company transferred to Pinnacle in the Merger will equal or exceed the sum of the liabilities assumed by Pinnacle, if any, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (l) Company is not under the jurisdiction of a court in a Title 11 (bankruptcy) or similar case under section 368(a)(3)(A).

     (m) The payment of cash to Company shareholders in lieu of fractional shares of Pinnacle voting stock is not separately bargained for consideration and is solely for the purpose of saving Pinnacle the expense and inconvenience of issuing fractional shares. The total cash consideration that will be paid in the Merger to the Company shareholders instead of issuing fractional shares of Pinnacle voting stock will not exceed one percent of the total consideration to be issued in the Merger to Company shareholders in exchange for their shares of Company stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of Pinnacle voting stock.

     (n) None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company stock; none of the shares of Pinnacle voting stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (o) The Merger of Company with and into Pinnacle shall be a merger under applicable law.

     (p) CB has no plan or intention to issue additional shares of CB Common Stock that would result in Pinnacle losing "control" (within the meaning of Section 368(c) of the Internal Revenue Code) of CB immediately following the Merger.

     (q) In the Merger, shares of CB Common Stock representing "control" (within the meaning of section 368(c) of the Internal Revenue Code) of Company will be exchanged solely for voting stock of Pinnacle. For purposes of this representation, shares of CB Common Stock exchanged for cash or other property originating with Pinnacle will be treated as outstanding CB Common Stock on the date of the Merger.

     (r) At the time of the Merger, CB will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in CB that, if exercised or converted, would affect Pinnacle's acquisition or retention of "control" (within the meaning of section 368(c) of the Internal Revenue Code) of Company immediately following the Merger.



     I understand that the underlying premise of a tax-free reorganization is grounded in the continuity of both the organization itself and the shareholders' interests in the organization. Therefore, I understand that to the extent that any repurchase of the Common Stock is considered to be part of the reorganization, such repurchase could weaken continuity of interest and thus, jeopardize the tax-free status of the reorganization. I also understand that such repurchase could trigger recapture of the bad debt loss reserve.

     Additionally, I understand that any change in facts or in the execution of this transaction could cause a modification of the opinion of Muldoon, Murphy & Faucette. Since these representations are being offered in advance of the closing of this transaction, I will undertake to promptly notify Muldoon, Murphy & Faucette if we discover at any time following the date hereof that any of the above representations cease to be true, correct and/or complete.

                                        CB BANCORP, INC.


__________________________          By: __________________________________
Date                                    Joseph F. Heffernan
                                        Chairman, President and
                                          Chief Executive Officer



                                  3